Exhibit 99.1

Contact:

Kosan Biosciences

Susan M. Kanaya

Chief Financial Officer

(510) 732-8400 ext. 5227

FOR IMMEDIATE RELEASE

Kosan Reports Second Quarter and Six Month Financial Results

HAYWARD, CA. July 29, 2004 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and six months ended June 30, 2004. Revenues were $5.9 million and $12.3 million for the quarter and six months ended June 30, 2004, respectively, compared to $9.3 million and $14.5 million in the same periods in 2003. The decrease in revenue for the six-month period was primarily due to a non-recurring milestone payment of $2.0 million recognized in 2003.

Total operating expenses were $11.4 million and $22.1 million for the three and six months ended June 30, 2004, compared to $10.0 million and $18.1 million in the same periods last year. The increases were primarily due to the cost of progressing KOS-862 into Phase II and Phase Ib clinical trials, development and production efforts relating to the epothilone fast-follower program and higher personnel and other related costs associated with advancing our research and development pipeline toward later stages of development.

Net losses for the quarter ended June 30, 2004 were $5.2 million, or $0.18 per share, compared to $0.5 million, or $0.02 per share, in the same period for the prior year. The net loss for the six months ended June 30, 2004 was $9.3 million, or $0.32 per share, compared to $3.1 million, or $0.12 per share, in the same period in 2003. At June 30, 2004, cash, cash equivalents and marketable securities totaled $98.4 million compared to $105.3 million at December 31, 2003.

Highlights of the Second Quarter 2004

Clinical Development

-	Kosan’s lead epothilone, KOS-862, is in Phase II and Phase Ib clinical trials. We anticipate that we will commence an additional Phase II clinical trial for the treatment of prostate cancer in 2004. The Phase II clinical trial for the treatment of colorectal cancer will not be continued due to unanticipated cumulative drug toxicities observed in patients previously treated with oxaliplatin. Ongoing clinical trials include Phase II clinical trials for the treatment of non-small cell lung and breast cancers and Phase Ib combination trials with Gemzar® (gemcitabine), Paraplatin® (carboplatin) and Herceptin® (trastuzumab).

Q2 Earnings – Page 2

- Kosan’s lead geldanamycin analog, 17-AAG, entered into a Phase II clinical trial for the treatment of metastatic melanoma. This trial is the first of multiple planned Phase II monotherapy trials.

- Kosan’s proprietary formulation of 17-AAG, designated KOS-953, entered into a Phase I clinical trial for the treatment of multiple myeloma. Once an optimal dose has been established in this patient population, Kosan expects to initiate a Phase II trial to assess the efficacy of KOS-953 as a single agent and a Phase Ib trial in combination with bortezomib, (VelcadeTM) to treat refractory myeloma.

- Kosan’s second-generation geldanamycin analog, DMAG, entered into a Phase I clinical trial.

All trademarks used or mentioned in this release are legally protected.

About Kosan

Kosan Biosciences has two first-in-class anticancer agents in Phase II clinical trials. KOS-862 (Epothilone D) is in Phase II and Phase Ib clinical trials and is partnered with Roche in a global development and commercialization agreement. 17-AAG, Kosan’s lead geldanamycin analog, is in Phase II and Phase Ib clinical trials, and DMAG, its second-generation geldanamycin analog, is in Phase I. Both compounds are being developed in collaboration with the National Cancer Institute. Kosan’s proprietary formulation of 17-AAG, designated KOS-953, is in Phase I. KOS-953, 17-AAG and DMAG are polyketide inhibitors of Hsp90 and interrupt several biological processes implicated in cancer cell growth and survival. Kosan’s focus is on an important class of natural products known as polyketides. Polyketides are a class of natural products that have yielded numerous important pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. Kosan applies its expertise and proprietary technologies to generate polyketide analogs and increase the production yields of polyketides, resulting in a robust pipeline of potentially significant products for cancer, as well as for infectious disease and other therapeutic areas. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including statements relating to the potential efficacy and ongoing and further development of KOS-862, 17-AAG, KOS-953 and DMAG in the treatment of cancer. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the clinical advancement of KOS-862 and geldanamycin analogs, Kosan’s dependence on its collaborations with Roche and the NCI and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as amended, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Q2 Earnings – Page 3

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$5,111	$8,588	$11,234	$12,935
Grant revenue	829	671	1,067	1,582

Total revenues	5,940	9,259	12,301	14,517
Operating expenses:
Research and development	10,000	8,716	19,341	15,597
General and administrative	1,388	1,277	2,791	2,525

Total operating expenses	11,388	9,993	22,132	18,122

Loss from operations	(5,448)	(734)	(9,831)	(3,605)
Net interest income	268	213	526	502

Net loss	$(5,180)	$(521)	$(9,305)	$(3,103)

Basic and diluted net loss per common share	$(0.18)	$(0.02)	$(0.32)	$(0.12)

Shares used in computing basic and diluted net loss per common share	28,899	25,416	28,827	25,366

Condensed Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Cash, cash equivalents and marketable securities	$98,369	$105,299
Total assets	$111,793	$123,189

Deferred revenue	$18,047	$20,859
Total liabilities	$30,615	$33,737
Total liabilities and stockholders’ equity	$111,793	$123,189

Shares issued and outstanding	28,944	28,753

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